Exhibit 99.1

GETTY REALTY CORP. ANNOUNCES

FINANCIAL RESULTS FOR THE QUARTER

AND SIX MONTHS ENDED JUNE 30, 2009

JERICHO, NY, August 4, 2009 --- Getty Realty Corp. (NYSE-GTY) (“Getty or the Company”) today reported its financial results for the quarter and six months ended June 30, 2009.

Net earnings increased by $3.0 million to $13.6 million for the quarter ended June 30, 2009, as compared to $10.6 million for the quarter ended June 30, 2008. Net earnings increased by $1.5 million to $23.5 million for the six months ended June 30, 2009, as compared to $22.0 million for the respective prior year period. Earnings from continuing operations increased by $1.2 million to $10.5 million for the quarter ended June 30, 2009, as compared to $9.3 million for the quarter ended June 30, 2008. Earnings from continuing operations was $20.1 million for each of the six month periods ended June 30, 2009 and 2008. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $3.1 million and $3.4 million for the quarter and six months ended June 30, 2009, respectively, as compared to $1.4 million and $1.9 million for the respective prior year periods. The $3.0 million and $1.5 million increase in net earnings for the quarter and the six months ended June 30, 2009, respectively, were principally due to increased gains on dispositions of real estate, lower interest expense and reductions in various operating expenses as compared to the respective prior year periods, partially offset by $1.1 million of impairment charges included in the quarter and six months ended June 30, 2009. The changes in the components of net earnings are discussed further below.

Funds from operations, or FFO, increased by $1.1 million to $13.3 million for the quarter ended June 30, 2009 and decreased by $0.4 million to $25.5 million for the six months ended June 30, 2009, as compared to $12.2 million and $25.9 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $2.1 million to $13.8 million for the quarter ended June 30, 2009 and increased by $1.4 million to $26.1 million for the six months ended June 30, 2009, as compared to $11.7 million and $24.7 million for the respective prior year periods. Certain items, which are included in the changes in net earnings, are excluded from the changes in FFO and AFFO. The changes in FFO for the quarter and six months ended June 30, 2009 were primarily due to the changes in net earnings discussed above and further below but exclude decreases in depreciation and amortization expense and increases in gains on dispositions of real estate. The increases in AFFO for the quarter and six months ended June 30, 2009 also exclude decreases in deferred rental revenue, net amortization of above-market and below-market leases and increases in impairment charges (which are included in net earnings and FFO but are excluded from AFFO). FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted net earnings per share increased by $0.12 per share for the quarter ended June 30, 2009 and increased by $0.06 per share for the six months ended June 30, 2008 to $0.55 per share and $0.95 per share, respectively, as compared to $0.43 per share and $0.89 per share for the respective prior year periods. Diluted FFO per share increased by $0.05 per share for the quarter ended June 30, 2009 and decreased by $0.01 per share for the six months ended June 30, 2009 to $0.54 per share and $1.03 per share, respectively, as compared to $0.49 per share and $1.04 per share for the respective prior year periods. Diluted AFFO per share increased by $0.09 per share for the quarter ended June 30, 2009 and increased by $0.05 per share for the six months ended June 30, 2009 to $0.56 per share and $1.05 per share, respectively, as compared to $0.47 per share and $1.00 per share for the respective prior year periods.

Revenues from rental properties included in continuing operations increased by $0.2 million for the quarter ended June 30, 2009 but decreased by $0.2 million for the six months ended June 30, 2009 to $20.3 million and $40.1 million, respectively, as compared to $20.1 million and $40.3 million for the respective prior year periods. Rent received increased by $0.2 million to $19.8 million for the quarter ended June 30, 2009 and by $0.5 million to $39.6 million for the six months ended June 30, 2009, as compared to the respective prior year periods. The increase in rent received was primarily due to rent escalations offset by the effect of dispositions of real estate and lease expirations. In addition to rent received, revenues from rental properties include adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis and net amortization of above-market and below-market leases. Adjustments for deferred rental revenue result in effectively recognizing the aggregate minimum rent due over the current lease term on a straight-line (or an average) basis, rather than when payment is contractually due, under leases with the Company’s tenants which provide for scheduled fixed rent increases. Straight-line rent was $0.3 million for each of the quarters ended June 30, 2009 and 2008 and decreased by $0.7 million to $0.1 million for the six months ended June 30, 2009, as compared to $0.8 million for the prior year six month period. Net amortization of above-market and below-market leases was $0.2 million for each of the quarters ended June 30, 2009 and 2008 and was $0.4 million for each of the six month periods ended June 30, 2009 and 2008.

Rental property expenses included in continuing operations decreased by $0.2 million to $2.2 million for the quarter ended June 30, 2009 and by $0.4 million to $4.4 million for the six months ended June 30, 2009, as compared to $2.4 million and $4.8 million for the respective prior year periods. The decreases in rental property expenses were principally due to lower rent expense incurred as a result of lease terminations when compared to the prior year periods.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended June 30, 2009 decreased by $0.9 million to $1.1 million, as compared to $2.0 million recorded for the prior year quarter. The decrease in net environmental expenses for this quarter was due to decreases in the net change in estimated remediation costs of $0.8 million and litigation loss reserves of $0.1 million. Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the six months ended June 30, 2009 increased by $0.9 million to $3.7 million, as compared to $2.8 million recorded for the prior six month period. The increase in net environmental expenses for the six month period was due to increases in the net change in estimated remediation costs, legal fees and litigation loss reserves of $0.4 million, $0.3 million and $0.2 million, respectively. In addition to the net change in estimated remediation costs of $1.8 million (which includes $0.4 million of accretion expense), environmental expenses for the six months ended June 30, 2009 also include legal fees of $1.0 million, principally for trial related costs incurred for several active litigation matters; adjustments to provisions for environmental litigation loss reserves of $0.4 million, principally related to tentative settlement agreement for one litigation matter; and project management fees of $0.4 million.

General and administrative expenses decreased by $0.6 million to $1.5 million for the quarter ended June 30, 2009 and by $0.4 million to $3.4 million for the six months ended June 30, 2009, as compared to $2.1 million and $3.8 million for the respective prior year periods. The decreases in general and administrative expenses were principally due to higher professional fees incurred in the quarter ended June 30, 2008 associated with the previously disclosed potential modification of the Company’s unitary master lease (the “Master Lease”) with its primary tenant, Getty Petroleum Marketing, Inc. (“Marketing”) and related matters.

Depreciation and amortization expense included in continuing operations decreased by $0.1 million to $2.8 million for the quarter ended June 30, 2009 and by $0.4 million to $5.3 million for the six months ended June 30, 2009, as compared to $2.9 million and $5.7 million for the respective prior year periods. Depreciation expense decreased in the 2009 periods as compared to the 2008 periods due to the effect of certain assets becoming fully depreciated, lease terminations and property dispositions.

Impairment charges of $1.1 million recorded in the quarter and six months ended June 30, 2009 was attributable to general reductions in real estate valuations and, in certain cases, by the removal or scheduled removal of underground storage tanks by Marketing at properties which may be removed from the Master Lease.

Gains on dispositions of real estate, partially included in both other income and discontinued operations, was $3.1 million for the quarter ended June 30, 2009 and $3.3 million for the six months ended June 30, 2009, as compared to $1.4 million and $1.9 million for the respective prior year periods.

Interest expense decreased by $0.5 million to $1.2 million for the quarter ended June 30, 2009 and by $1.2 million to $2.4 million for the six months ended June 2009, as compared to $1.7 million and $3.6 million for the respective prior year periods. The decreases in interest expense were primarily due to a reduction in interest rates on the Company’s floating rate borrowings.

The Company previously disclosed that for the year ended December 31, 2008, Marketing reported a significant loss, accelerating a trend of reporting progressively larger losses in recent years. Leo Liebowitz, the Company’s Chairman and Chief Executive Officer reiterated, “I continue to believe that unless Marketing shows significant improvement in its financial results, Marketing’s ability to meet its obligations as they come due in the ordinary course will be dependent on financial support from Lukoil, its parent company. I also continue to believe it is probable that Marketing will receive such financial support, enabling it to meet its obligations as they come due.”

The Company reports that it continues to hold discussions with Marketing from time to time regarding possible modifications to the Master Lease and that it continues to remove individual locations from the Master Lease as opportunities arise. However, there has been no agreement between Marketing and the Company on any terms that would be the basis for a Master Lease modification agreement. David Driscoll, the Company’s Lead Independent Director, who has been representing the Company in its discussions with Marketing, commented, “Marketing’s financial results underscore the importance of continuing our dialogue with Marketing concerning a possible modification of the Master Lease. However, we cannot predict if, or when, a modification of the Master Lease on terms acceptable to the Company and Marketing could be accomplished or what the terms of any such modification agreement may be.”

Getty Realty Corp.’s Second Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, August 5, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 325-2234 five to ten minutes before the scheduled start time and reference pass code 6585234. If you cannot participate in the live event, a replay will be available on August 5, 2009 beginning at 12:00 noon though midnight, August 8, 2009. To access the replay, please dial (719) 457-0820 and reference pass code 6585234.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,050 properties throughout the United States.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENT OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER THAT HE CONTINUES TO BELIEVE THAT IT IS PROBABLE THAT LUKOIL WILL PROVIDE FINANCIAL SUPPORT TO MARKETING TO ENABLE IT TO MEET ITS OBLIGATIONS AS THEY COME DUE, THE STATEMENT THAT THE COMPANY CONTINUES TO REMOVE PROPERTIES FROM THE MASTER LEASE AS OPPORTUNITIES ARISE, AND THE STATEMENT OF THE COMPANY’S LEAD INDEPENDENT DIRECTOR THAT THAT THE COMPANY CONTINUES TO DISCUSS A POSSIBLE MODIFICATION OF THE MASTER LEASE WITH MARKETING. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2009	2008
Assets:

Real Estate:
Land	$221,055	$221,540
Buildings and improvements	250,573	252,027
	471,628	473,567
Less – accumulated depreciation and amortization	(132,622)	(129,322)
Real estate, net	399,006	344,245
Deferred rent receivable (net of allowance of $9,638 as of June 30, 2009 and $10,029 as of December 31, 2008)	26,887	26,718
Cash and cash equivalents	2,595	2,178
Recoveries from state underground storage tank funds, net	4,344	4,223
Mortgages and accounts receivable, net	2,672	1,533
Prepaid expenses and other assets	11,850	8,916
Total assets	$387,354	$387,813

Liabilities and Shareholders' Equity:

Debt	$129,500	$130,250
Environmental remediation costs	17,978	17,660
Dividends payable	11,680	11,669
Accounts payable and accrued expenses	21,094	22,337
Total liabilities	180,252	181,916
Commitments and contingencies	~~--~~	~~--~~
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,766,216 at June 30, 2009 and 24,766,166 at December 31, 2008	248	248
Paid-in capital	259,266	259,069
Dividends paid in excess of earnings	(48,951)	(49,124)
Accumulated other comprehensive loss	(3,461)	(4,296)
Total shareholders' equity	207,102	205,897
Total liabilities and shareholders' equity	$387,354	$387,813

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues from rental properties	$20,254	$20,106	$40,081	$40,265

Operating expenses:
Rental property expenses	2,178	2,353	4,368	4,768
Impairment charges	1,069	-	1,069	-
Environmental expenses, net	1,100	1,974	3,637	2,762
General and administrative expenses	1,516	2,111	3,354	3,752
Depreciation and amortization expense	2,756	2,906	5,349	5,678
Total operating expenses	8,619	9,344	17,777	16,960
Operating income, net	11,635	10,762	22,304	23,305

Other income, net	116	181	249	428
Interest expense	(1,242)	(1,657)	(2,437)	(3,646)
Earnings from continuing operations	10,509	9,286	20,116	20,087

Discontinued operations:
Earnings from operating activities	33	132	122	289
Gains from dispositions of real estate	3,063	1,218	3,295	1,631
Earnings from discontinued operations	3,096	1,350	3,417	1,920
Net earnings	$13,605	$10,636	$23,533	$22,007

Basic earnings per common share:
Earnings from continuing operations	$0.42	$0.37	$0.81	$0.81
Earnings from discontinued operations	$0.13	$0.05	$0.14	$0.08
Net earnings	$0.55	$0.43	$0.95	$0.89

Diluted earnings per common share:
Earnings from continuing operations	$0.42	$0.37	$0.81	$0.81
Earnings from discontinued operations	$0.13	$0.05	$0.14	$0.08
Net earnings	$0.55	$0.43	$0.95	$0.89

Weighted- average shares outstanding:
Basic	24,766	24,766	24,766	24,766
Stock options and restricted stock units	-	-	-	1
Diluted	24,766	24,766	24,766	24,767

Dividends declared per share	$0.47	$0.465	$0.94	$0.93

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net earnings	$13,605	$10,636	$23,533	$22,007

Depreciation and amortization of real estate assets	2,760	2,950	5,353	5,763
Gains from dispositions of real estate	(3,079)	(1,358)	(3,348)	(1,905)
Funds from operations	13,286	12,228	25,538	25,865
Deferred rental revenue (straight-line rent)	(357)	(361)	(169)	(800)
Net amortization of above-market and below-market leases	(190)	(201)	(380)	(402)
Impairment charges	1,069	-	1,069	-
Adjusted funds from operations	$13,808	$11,666	$26,058	$24,663

Diluted per share amounts:
Earnings per share	$0.55	$0.43	$0.95	$0.89
Funds from operations per share	$0.54	$0.49	$1.03	$1.04
Adjusted funds from operations per share	$0.56	$0.47	$1.05	$1.00

Diluted weighted average shares outstanding	24,766	24,766	24,766	24,767

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) and the net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of collection related reserves. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. GAAP net earnings and FFO may also include impairment charges and/or an income tax provision or benefit recognized due to adjustments in amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001. Impairment of long-lived assets represents non-cash charges taken to write down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. NAREIT’s definition of FFO excludes gains from property dispositions from the calculation of FFO; however, impairment losses are included. The Company excludes both gains on disposal and impairment losses from the calculation of AFFO because they both relate to the non-cash financial statement impact of the value of the disposed property, whether in the period of disposition or in advance of disposition. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases, impairment charges and income taxes. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases, rental revenue from acquired in-place leases, property operating expenses and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact:                    Thomas J. Stirnweis

(516) 478-5403